Exhibit 99.1
Press Release

Release Date: November 23, 2011	Contact: Thomas A. Vento - President
at 5:00 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FOURTH
QUARTER AND FISCAL YEAR RESULTS

Philadelphia, Pennsylvania (November 23, 2011) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $897,000, or $0.09 per diluted share, for the quarter ended September 30, 2011 as compared to net income of $323,000, or $0.03 per diluted share, for the quarter ended September 30, 2010.    For the fiscal year ended September 30, 2011, the Company reported net income of $112,000, or $0.01 per diluted share, as compared to net income of $3.1 million, or $0.32 per diluted share, for fiscal year 2010.  The reduction in earnings experienced for the fiscal year ended September 30, 2011 was due primarily to a substantially increased loan loss provision established during the second quarter of fiscal 2011 as declines in the collateral values related to two significant construction loans were recognized.

Tom Vento, President and Chief Executive Officer, stated “Although we are pleased our earnings have rebounded for the second consecutive quarter, we are disappointed with our financial performance for fiscal 2011 which reflected the impact of the significant decline in commercial and residential real estate values resulting from the effects of the economic recession on our local real estate market.  We are hopeful that the relative stabilization experienced the past two quarters will continue, but there is no guarantee that real estate values will not decline further, potentially necessitating the establishment of significant additional provisions in the future.”

At September 30, 2011, the Company had total assets of $499.5 million, a decrease of $29.5 million from $529.1 million at September 30, 2010.  The decrease was primarily attributable to decreases of $12.7 million in cash and cash equivalents and $14.6 million in net loans during fiscal 2011.  The decline in the loan portfolio reflected in large part the $18.4 million decline in the construction and land development loan portfolio due in part to Prudential’s efforts to reduce its exposure in this line of lending in response to the continued deterioration of the real estate market in the Philadelphia area, as well as the charge-offs taken during fiscal 2011.

Total liabilities decreased $30.0 million to $442.1 million at September 30, 2011 from $472.1 million at September 30, 2010.  The decrease was primarily the result of a $28.4 million decrease in deposits, primarily certificates of deposit, as we have priced certificates at a level to achieve a balance between maintaining the desired level of liquidity and monitoring our interest rate spread and margin.

Stockholders’ equity increased by $453,000 to $57.5 million at September 30, 2011 from $57.0 million at September 30, 2010.  The increase reflected vesting associated with the Company’s stock benefit plans of $774,000 combined with an increase in the market value of available for sale securities, net of tax, of $581,000 as well as the recognition of net income of $112,000.  These increases were partially offset by payment of dividends totaling $965,000 during the first two quarters of fiscal 2011.  As previously announced, the Company determined not to pay dividends for the third and fourth quarters of fiscal 2011.

Net interest income decreased $166,000 or 4.5% to $3.6 million for the three months ended September 30, 2011 as compared to $3.7 million for the same period in 2010.  The decrease reflected the effects of an $888,000 or 14.8% decrease in interest income partially offset by a $722,000 or 31.4% decrease in interest expense.  The decrease in interest income resulted from a 37 basis point decrease to 4.29% in the weighted average yield earned on interest-earning assets during the fourth quarter of fiscal 2011.  Also contributing to the decrease was a $37.8 million or 7.3% decrease in the average balance of interest-earning assets for the three months ended September 30, 2011 as compared to the same period in 2010 primarily reflecting decreases in cash and cash equivalents used to reduce the high cost certificate of deposit accounts as part of our asset-liability management.  The decline in the weighted average yield was due in large part to the 159 basis point decline in the yield earned on investment securities, reflecting the effects of the current low interest rate market on the yield on our investments as they were called and were reinvested at lower current market rates.  The decrease in interest expense resulted primarily from a 49 basis point decrease to 1.45% in the weighted average rate paid on interest-bearing liabilities, reflecting the repricing downward of interest-bearing liabilities during the past twelve months.  Also contributing to the decrease was a $39.7 million or 8.4% decrease in the average balance of interest-bearing liabilities for the three months ended September 30, 2011 as compared to the same period in 2010 as the Bank allowed higher costing deposits to run off as part of its asset-liability management.

For the year ended September 30, 2011, net interest income decreased $1.1 million or 7.0% to $14.6 million as compared to $15.7 million for the same period in 2010. The decrease was due to a $3.4 million or 13.6% decrease in interest income partially offset by a $2.3 million or 24.6% decrease in interest expense.  The decrease in interest income resulted primarily from a 66 basis point decrease to 4.42% in the weighted average yield earned on interest-earning assets.  Also contributing to the decrease was a $3.4 million or 0.7% decrease in the average balance of interest-earning assets.  The majority of the decline in the weighted average yield reflected the 129 basis point decline in the yield earned on the investment portfolio due to the reinvestment of the proceeds received from called investment securities at lower current market rates.  The decrease in interest expense resulted from a 48 basis point decrease to 1.58% in the weighted average rate paid on interest-bearing liabilities.  Also contributing to the decrease was an $8.9 million or 1.9% decrease in the average balance of interest-bearing liabilities for the year ended September 30, 2011, as compared to fiscal 2010.

For the quarter ended September 30, 2011, the net interest margin was 2.97%, as compared to 2.88% for the same period in 2010.  For the year ended September 30, 2011, the net interest margin was 2.97%, as compared to 3.17% for fiscal 2010.  The decrease in the net interest margin for the fiscal year ended September 30, 2011 was primarily due to the shift in during fiscal 2011 in the average relative composition of interest-earning assets to increased amounts of cash and cash equivalents as higher yielding investment securities were called and repaid during the latter part of fiscal 2010 and early part of fiscal 2011.  The net interest margin increased during the fourth quarter of fiscal 2011 as the composition shifted with a decrease of cash and cash equivalents accompanied by a corresponding decrease in higher costing certificates of deposit.

The Company established a $450,000 provision for loan losses for the quarter ended September 30, 2011 as compared to $615,000 for the same quarter in fiscal 2010.  For the year ended September 30, 2011, the Company established a $4.6 million provision for loan losses as compared to $1.1 million for fiscal 2010.  The increased level of provisions in the year ended September 30, 2011 reflected primarily the provisions established in connection with the recognition of declines in the value of collateral securing two construction development projects.  In addition, the level of the provisions reflected management’s ongoing review of the loan portfolio.  As a result of the increased charge-offs experienced during the first half of fiscal 2011 which related primarily to the two construction development projects, the increased level of non-performing loans and the continued deterioration of real estate values, management determined a significant additional provision was appropriate in the second quarter of fiscal 2011. The first project involves a $4.3 million construction loan secured by a 33-unit condominium project in Philadelphia.  During the second quarter of fiscal 2011, due to the lack of recent sales in the project combined with deterioration in real estate values in the market, in particular for condominiums, the Company made a determination to utilize the “bulk sale” appraised value of the remaining units in the project rather than the retail value.  This re-evaluation resulted in a charge-off of $2.6 million during the second quarter of fiscal 2011 of which $1.9 million was recognized as provision expense for the quarter ended March 31, 2011.   An additional charge-off of $241,000 was recognized on this project during the quarter ended September 30, 2011 as a subsequent appraisal indicated a further decline in value.  The second project involves an aggregate of $1.8 million in loans secured by the seven unsold units associated with a 17-unit townhouse project in Philadelphia.  Based on both the decline in the value of the collateral securing the project and the lack of sales, Prudential determined to charge off $1.5 million of which $1.1 million was recognized as provision expense during the quarter ended March 31, 2011.

At September 30, 2011, the Company’s non-performing assets totaled $14.9 million or 3.0% of total assets as compared to $6.7 million or 1.3% at September 30, 2010.  The non-performing assets included $12.6 million in non-performing loans of which $10.3 million were one-to-four family residential loans, $1.8 million were construction and land development loans and $545,000 were commercial real estate loans.  Included in non-performing loans were $7.7 million in troubled debt restructurings which are performing in accordance with the revised contractual terms of the loans but were placed on non-accrual at the time the restructuring was affected during the first quarter of fiscal 2011.  These troubled debt restructurings are one-to-four family loans related to a 133-unit completed condominium project in Philadelphia.  Non-performing assets also included six one-to-four family residential real estate owned properties totaling $2.3 million.  The allowance for loan losses totaled $3.4 million, or 1.4% of total loans and 26.6% of non-performing loans at September 30, 2011.

Non-interest income amounted to $329,000 and $938,000 for the three months  and year ended September 30, 2011, compared with $137,000 and $387,000 for the same periods in 2010.  The improvement compared to the 2010 periods was due to the reduced level of other than temporary impairment (“OTTI”) charges related to non-agency mortgage securities received in connection with the Company’s redemption in kind of its entire investment in a mutual fund. The decline in the amount of losses recognized between the 2010 and 2011 periods reflected the decline in the amount of the OTTI related to the non-agency mortgage-backed securities as the markets for such securities stabilized in the 2011 periods.  Also contributing to the increase in the quarter and year ended September 30, 2011 was the receipt of $260,000 received in conjunction with the settlement of litigation in which the Company was a plaintiff.

For the quarter ended September 30, 2011, non-interest expense decreased $137,000 to $2.7 million compared to the same period in 2010, while non-interest expense increased $202,000 to $11.0 million for the year ended September 30, 2011 compared to fiscal 2010.  The increase for the year ended September 30, 2011 was primarily due to increases in salaries and employee benefits expense.

The Company recorded income tax benefits of $115,000 and $212,000 for the quarter and year ended September 30, 2011, respectively, compared to income tax expense of $131,000 and $1.0 million for the quarter and year ended September 30, 2010, respectively.  Income tax expense decreased in the 2011 periods in part due to the reduction in the valuation allowance recognized related to the capital loss carryforward created in connection with the mutual fund redemption in kind referenced above.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements except as may be required.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2011	2010
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$499,537	$529,080
Cash and cash equivalents	53,829	66,524
Investment and mortgage-backed securities:
Held-to-maturity	108,956	112,673
Available-for-sale	75,370	72,425
Loans receivable, net	240,511	255,091
Deposits	436,014	464,455
FHLB advances	570	615
Stockholders’ equity	57,452	56,999
Full service offices	7	7

	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$5,132	$6,020	$21,685	$25,109
Total interest expense	1,576	2,298	7,097	9,416
Net interest income	3,556	3,722	14,588	15,693
Provision for loan losses	450	615	4,630	1,110
Net interest income after provision for loan losses	3,106	3,107	9,958	14,583
Total non-interest income	329	137	938	387
Total non-interest expense	2,653	2,790	10,996	10,794
Income (loss) before income taxes	782	454	(100)	4,176
Income tax (benefit) expense	(115)	131	(212)	1,046
Net income	$897	$323	$112	$3,130
Basic earnings per share	$0.09	$0.03	$0.01	$0.33
Diluted earnings per share	$0.09	$0.03	$0.01	$0.32

Selected Operating Ratios(1):
Average yield on interest- earning assets	4.29%	4.66%	4.42%	5.08%
Average rate on interest-bearing liabilities	1.45%	1.94%	1.58%	2.06%
Average interest rate spread(2)	2.84%	2.72%	2.84%	3.02%
Net interest margin(2)	2.97%	2.88%	2.97%	3.17%
Average interest-earning assets to average interest-bearing liabilities	110.16%	108.90%	109.41%	108.04%
Net interest income after provision for loan losses to non-interest expense	117.08%	113.39%	90.55%	135.73%
Total non-interest expense to average assets	2.13%	2.07%	2.15%	2.07%
Efficiency ratio(3)	68.19%	72.30%	70.83%	67.13%
Return on average assets	0.72%	0.24%	0.02%	0.60%
Return on average equity	6.35%	2.28%	0.20%	5.58%
Average equity to average assets	11.33%	10.54%	10.90%	10.78%

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2011	2010	2011	2010
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	5.25%	1.36%	5.25%	1.36%
Non-performing assets as a percentage of total assets(5)	2.98%	1.26%	2.98%	1.26%
Allowance for loan losses as a percentage of total loans	1.36%	1.20%	1.36%	1.20%
Allowance for loan losses as a percentage of non-performing loans	26.63%	90.57%	26.63%	90.57%
Net charge-offs to average loans receivable	0.40%	0.00%	1.90%	0.30%

Capital Ratio(4)
Tier 1 leverage ratio
Company	11.06%	10.27%	11.06%	10.27%
Bank	10.23%	9.46%	10.23%	9.46%
Tier 1 risk-based capital ratio
Company	25.54%	23.12%	25.54%	23.12%
Bank	23.62%	21.28%	23.62%	21.28%
Total risk-based capital ratio
Company	26.79%	24.37%	26.79%	24.37%
Bank	24.87%	22.53%	24.87%	22.53%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (charges).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

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